Exhibit 99.1

Cara Therapeutics Reports First Quarter 2016 Financial Results

– Conference call today at 4:30 p.m. ET –

SHELTON, CONN., May 5, 2016 – Cara Therapeutics, Inc. (NASDAQ: CARA), a clinical-stage biotechnology company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting peripheral kappa opioid receptors, today announced financial results for the first quarter ended March 31, 2016.

“We look forward to reinitiating our adaptive pivotal trial of I.V. CR845 for postoperative pain this month,” said Derek Chalmers, Ph.D., D.Sc., President and Chief Executive Officer of Cara Therapeutics. “We also remain on track to initiate our registration program for I.V. CR845 in hemodialysis patients suffering from uremic pruritus during the second quarter of 2016, and a Phase 2b trial of Oral CR845 in chronic pain in the second half of 2016. This will significantly expand our later-stage pipeline in indications in which we have already seen positive proof-of-concept data.”

First Quarter and Recent Business Highlights

•	In April 2016, announced removal of clinical hold on the adaptive pivotal trial of I.V. CR845 for postoperative pain (CLIN3001).

•	In February 2016, presented a poster at the American Academy of Pain Medicine’s 32nd Annual Meeting detailing data from Cara’s human abuse liability study of I.V. CR845.

Expected Upcoming Milestones

•	Resumption of patient enrollment in the adaptive pivotal trial of I.V. CR845 for postoperative pain expected in May 2016. Based on a safety review and an analysis of efficacy trends from the first 90 patients dosed, the trial will continue as a three-arm trial, testing two doses of CR845 (1.0 ug/kg and 0.5 ug/kg) versus placebo.

•	Initiation of a registration program for I.V. CR845 in hemodialysis patients suffering from moderate-to-severe uremic pruritus during the second quarter of 2016. The trial will be a two-part Phase 2/3 adaptive design:

•	Part A will be a randomized, double-blind, placebo-controlled trial in 160 patients of three doses of I.V. CR845 (anchored around 1.0 ug/kg) administered three times per week after dialysis over an eight-week period. Part B will be a randomized double-blind placebo-controlled trial in up to 240 patients of one optimized dose of I.V. CR845 administered three times per week after dialysis over a 12-week treatment period.

•	The primary endpoint will be reduction in worst itching scores from baseline values measured on a standard Numeric Rating Scale alongside secondary quantitative quality of life endpoints.

•	Initiation of a pharmacokinetic safety trial of multiple doses of Oral CR845 in hemodialysis patients to define bioequivalent tablet strengths to inform the Company’s ability to develop an oral tablet formulation for moderate-to-severe uremic pruritus.

•	Initiation of a Phase 2b trial of Oral CR845 in osteoarthritis patients during the second half of 2016:

•	The trial will be a double-blind, multiple-dose Phase 2b trial with twice-daily doses of Oral CR845 administered over an eight-week treatment period in osteoarthritis patients with moderate-to-severe pain.

•	The trial will include 330 patients randomized across three CR845 tablet strengths and a placebo arm at 15 sites across the United States.

•	Presentations at the American Pain Society’s 35th Annual Scientific Meeting in Austin, Texas, May 12 and 13, 2016. Leading experts will discuss the clinical progress and share acute and chronic pain management data from multiple studies of Oral and I.V. formulations of CR845.

•	Platform Presentation titled “Kappa Opioid Receptor Agonists (KORAs), a Novel Pharmacology for the Treatment of Acute and Chronic Pain” at the International Conference on Opioids in Boston, MA, June 5, 2016.

First Quarter 2016 Financial Results

Net Loss: The Company reported a net loss of $10.7 million, or $0.39 per basic and diluted share, for the first quarter of 2016 compared to a net loss of $4.7 million, or $0.21 per basic and diluted share, for the same period of 2015.

Revenues: The Company recognized $7,000 of clinical compound revenue during the first quarter of 2016 from the sale of clinical compound to Maruishi Pharmaceutical Company Ltd. (“Maruishi”). For the first quarter of 2015, collaborative revenue was $489,000, comprising revenue that had been deferred upon entry into the license agreement with Maruishi.

Research and Development (R&D) Expenses: R&D expenses were $8.5 million in the first quarter of 2016 compared to $3.4 million in the same period of 2015. The higher R&D expenses in the first quarter of 2016 were principally due to a net increase in direct preclinical studies and clinical trial costs, consultant services in support of preclinical studies and clinical trials, an increase in payroll and related costs for R&D personnel, the acceleration of amortization of the leasehold improvements at our Shelton, Connecticut facility prior to the relocation of our corporate headquarters to Stamford, Connecticut and increased rent.

General and Administrative (G&A) Expenses: G&A expenses were $2.4 million in the first quarter of 2016 compared to $1.8 million in the same period of 2015. The increase in the first quarter of 2016 was primarily due to increases in payroll and related costs, in investor relation costs and in professional and consultant fees, in franchise taxes and in rent and the acceleration of amortization of the leasehold improvements as noted above.

Other Income (Expense), net: Other income was $149,000 of interest income and dividends earned on cash and cash equivalents and marketable securities during the first quarter of 2016 compared to $14,000 of interest income during the same period in 2015. The increase in the first quarter ended March 31, 2016 was primarily due to an increase in interest income and dividends earned on a more diverse portfolio of investments in 2016, including marketable securities, as well as higher interest rates on a higher average balance of cash and cash equivalents and marketable securities in 2016 as a result of our follow-on offering of common stock, which closed in August 2015.

Cash and Cash Equivalents and Marketable Securities Position: As of March 31, 2016, cash and cash equivalents and marketable securities totaled $96.2 million compared to $106.7 million at December 31, 2015. The decrease in the balance of cash and cash equivalents and marketable securities primarily resulted from $9.8 million of cash used in operations and $0.8 million of cash that was restricted to serve as collateral for the letter of credit issued to the landlord of our Stamford, Connecticut lease.

Financial Guidance

Based on timing expectations and projected costs for current clinical development plans, Cara expects that its existing cash and cash equivalents and available-for-sale marketable securities as of March 31, 2016 will be sufficient for the Company to fund its operating expenses and capital expenditure requirements through the end of the first quarter of 2018, without giving effect to any potential milestone payments under existing collaborations.

Conference Call

Cara management will host a conference call today at 4:30 p.m. ET to discuss its first quarter 2016 financial results and provide a business update.

To participate in the conference call, please dial 855-445-2816 (domestic) or 484-756-4300 (international) and refer to conference ID 1233026. A live webcast of the call can be accessed under “Events and Presentations” in the News & Investors section of the Company’s website at www.CaraTherapeutics.com.

An archived webcast recording will be available on the Cara website beginning approximately two hours after the call.

About Cara Therapeutics

Cara Therapeutics is a clinical-stage biotechnology company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting peripheral kappa opioid receptors. Cara is developing a novel and proprietary class of product candidates that target the body’s peripheral nervous system and have demonstrated initial efficacy in patients with moderate-to-severe pain without inducing many of the undesirable side effects typically associated with currently available pain therapeutics.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the timing of the resumption of the CLIN3001 trial, the expected timing and trial designs of the Company’s other planned clinical trials, the potential results of ongoing and planned clinical trials, future development milestones for the Company’s product candidates and the Company’s expected cash reach. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Financial tables follow

CARA THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Collaborative revenue	$—	$489
Clinical compound revenue	7	—

Total revenue	7	489
Operating expenses:
Research and development	8,546	3,385
General and administrative	2,447	1,822

Total operating expenses	10,993	5,207

Operating loss	(10,986)	(4,718)
Interest income	149	14

Loss before benefit from income taxes	(10,837)	(4,704)
Benefit from income taxes	145	15

Net loss	$(10,692)	$(4,689)

Loss per share:
Basic and Diluted	$(0.39)	$(0.21)

Weighted average shares:
Basic and Diluted	27,259,589	22,808,479

CARA THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$7,922	$15,101
Marketable securities	88,322	91,640
Income tax receivable	529	384
Other receivables	128	80
Prepaid expenses	2,573	1,729

Total current assets	99,474	108,934
Property and equipment, net	1,070	1,263
Restricted cash	1,469	700

Total assets	$102,013	$110,897

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,089	$5,268

Total current liabilities	6,089	5,268
Deferred lease obligation	997	585
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	27	27
Additional paid-in capital	210,479	209,943
Accumulated deficit	(115,583)	(104,891)
Accumulated other comprehensive income (loss)	4	(35)

Total stockholders’ equity	94,927	105,044

Total liabilities and stockholders’ equity	$102,013	$110,897

INVESTOR CONTACT:

Jesse Baumgartner

Stern Investor Relations, Inc.

212-362-1200

Jesse@sternir.com

MEDIA CONTACT:

Annie Starr

6 Degrees

973-415-8838

astarr@6degreespr.com